                           OFFER TO PURCHASE FOR CASH
  ALL OUTSTANDING SHARES OF COMMON STOCK (TOGETHER WITH THE ASSOCIATED JUNIOR
               PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS) OF

                TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                        AT $63.00 NET PER SHARE IN CASH

                          BY TALMED MERGER CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                               MEDPARTNERS, INC.
                             ---------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON FRIDAY SEPTEMBER 19, 1997, UNLESS THE
                               OFFER IS EXTENDED.
                             ---------------------

     THE BOARD OF DIRECTORS OF TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION (THE "COMPANY") HAS BY UNANIMOUS VOTE OF THOSE PRESENT APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER DESCRIBED HEREIN IS IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS TENDER THEIR SHARES.
                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST FIFTY-ONE PERCENT OF THE OUTSTANDING SHARES OF THE COMPANY, ASSUMING CERTAIN EXERCISES (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 13.
                             ---------------------

              THE OFFER IS NOT CONDITIONED UPON MEDPARTNERS OR THE
                        SUBSIDIARY OBTAINING FINANCING.
                             ---------------------
                                   IMPORTANT

     ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) TOGETHER WITH THE CERTIFICATE(S) EVIDENCING THE TENDERED SHARES AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY, OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3; OR (II) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SHARES SO REGISTERED.

     A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

     QUESTIONS AND REQUESTS FOR ASSISTANCE, OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER OFFER MATERIALS, MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS MAY ALSO CONTACT BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES FOR ASSISTANCE CONCERNING THE OFFER.


SEPTEMBER 17, 1997

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
                                                                              1
INTRODUCTION.............................................................
Section 1.   Terms of the Offer; Expiration Date.........................     2
Section 2.   Acceptance for Payment and Payment for Shares...............     4
Section 3.   Procedure for Tendering Shares..............................     6
Section 4.   Withdrawal Rights...........................................     8
Section 5.   Certain U.S. Federal Income Tax Matters.....................     9
Section 6.   Price Range of the Company's Common Stock; Dividends........     9
Section 7.   Certain Information Concerning the Company..................    10
Section 8.   Certain Information Concerning the Subsidiary and
             MedPartners.................................................    11
Section 9.   Source and Amount of Funds..................................    14
Section 10.  Background of the Offer; Contacts with the Company..........    14
Section 11.  Purpose of the Offer; Merger Agreement; Plans for the
             Company.....................................................    16
Section 12.  Effect of the Offer on the Market for the Shares, Exchange
             Act Registration and Margin Regulations.....................    23
Section 13.  Certain Conditions to the Offer.............................    24
Section 14.  Certain Legal Matters and Regulatory Approvals..............    25
Section 15.  Fees and Expenses...........................................    28
Section 16.  Miscellaneous...............................................    28
Schedule I   Information Concerning the Directors and Executive Officers
             of MedPartners and the Subsidiary...........................   S-1

TO:  THE HOLDERS OF COMMON STOCK OF
     TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION

                                    INTRODUCTION

     Talmed Merger Corporation (the "Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of MedPartners, Inc., a Delaware corporation ("MedPartners"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share, together with the associated rights to purchase shares of preferred stock, par value $.01 per share, designated as "Junior Participating Preferred Stock" (the "Shares"), of Talbert Medical Management Holdings Corporation, a Delaware corporation (the "Company"), at a purchase price of $63.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Subsidiary will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary") and Georgeson & Company, Inc. as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

     The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least fifty-one percent (51%) of the Company's outstanding voting power (assuming the exercise of all outstanding options and rights to purchase shares of Common Stock) (the "Minimum Condition"). The Company has informed the Subsidiary that as of August 14, 1997, there were 3,000,758 Shares issued and outstanding, and 174,252 shares of Common Stock reserved for issuance under the Company's stock option plan, and that, except as otherwise disclosed in the Merger Agreement, no other stock of the Company is outstanding or committed to be issued. Based on this information, and assuming all outstanding options to purchase shares of Common Stock will have been accelerated so as to be fully exercisable prior to the consummation of the Offer, the Subsidiary believes that the Minimum Condition will be satisfied if the Subsidiary acquires at least 1,619,256 Shares in the Offer. MedPartners does not directly or indirectly hold any Shares. Certain other conditions to the Offer are described in Section 13.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 14, 1997 (the "Merger Agreement"), by and among MedPartners, the Subsidiary and the Company. The Merger Agreement provides, among other things, that not later than the second business day after satisfaction or, waiver of all the conditions to the Merger, the Subsidiary will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of MedPartners. Thereupon, each outstanding Share (other than Shares owned directly or indirectly by the Company, MedPartners or any subsidiary of the Company or MedPartners, and other than Shares held by stockholders, if any, who have properly exercised appraisal rights) will be converted into and represent the right to receive $63.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. See Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER (INCLUDING THE OFFER PRICE OF $63.00 PER SHARE IN CASH) IS IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Company has advised MedPartners that Smith Barney Inc. ("Smith Barney"), financial advisor to the Company, has delivered to the Board of Directors a written opinion dated August 14, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $63.00 per Share cash consideration to be received by the holders of Shares (other than MedPartners and its affiliates) in the Offer and the Merger, taken together, was fair from a financial point of view to such holders. A copy of the written opinion of Smith Barney dated August 14, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Smith Barney, is attached as Exhibit 15 to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith and should be carefully read in its entirety. Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger by holders of the Shares (other than MedPartners and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer. HOLDERS OF THE SHARES ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     The Merger Agreement provides that promptly upon the purchase of Shares by the Subsidiary pursuant to the Offer, seven of the Company's nine directors will resign, and MedPartners will designate three replacements for appointment or election to the Company's Board of Directors. The Company will, upon request of the Subsidiary, use its best efforts promptly to cause MedPartners' designees to be so appointed or elected. The remaining two directors (and any successors appointed or elected before the Effective Time) are referred to as the "Original Directors." The Company will promptly take all actions required by Section 14(f) of the Exchange Act and related Rule 14f-1 as is necessary to enable MedPartners' designees to be elected to the Company's Board of Directors. MedPartners or the Subsidiary will supply the Company in writing, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. Once MedPartners' designees constitute a majority of the Company's Board of Directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of MedPartners or the Subsidiary thereunder, any waiver of any condition or any of the Company's rights thereunder or other action by the Company thereunder may be effected only by the joint action of the Original Directors.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11 and Section 13. Under the Company's Certificate of Incorporation and the General Corporation Law of the State of Delaware ("the DGCL"), the holders of Shares have one vote for each Share owned by them of record. Under the Company's Certificate of Incorporation and the DGCL, a majority vote of the then outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

     Under the DGCL, if the Subsidiary acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Subsidiary will be able to consummate the Merger without a vote of the Company's stockholders. In such event, MedPartners and the Subsidiary will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of the Company's stockholders. If, however, the Subsidiary does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under the DGCL, a longer period of time will be required to effect the Merger. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Subsidiary will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 below. For purposes of the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Friday, September 19, 1997, unless and until the Purchaser, in its sole discretion (subject to the terms of the Merger Agreement), has extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Subsidiary, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 13 below. If these or any of the other conditions referred to in Section 13 are not satisfied or any events specified in Section 13 have occurred or are determined by the Subsidiary to have occurred prior to the Expiration Date, the Subsidiary reserves the right (but is not obligated), subject to the terms of the Merger Agreement and whether or not any shares have theretofore been accepted for payment, (i) to decline to purchase any of the Shares tendered in the Offer, terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) to waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) to delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the event that the Subsidiary waives any of the conditions set forth in Section 13, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Subsidiary disseminate information concerning such waiver.

     The Subsidiary will, subject to the conditions specified in Section 13, accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law; provided that, if the number of Shares that have been validly tendered and not withdrawn represent more than 75% but less than 90% of the Company's outstanding voting power (calculated assuming the exercise of all outstanding options and rights to purchase shares of Common Stock), the Subsidiary may extend the Offer up to the tenth business day following the date on which all conditions to the Offer shall first have been satisfied or waived. If any of the conditions specified in Section 14 are not satisfied on the initial Expiration Date, the Subsidiary may extend (and re-extend) the Offer through October 20, 1997, to provide time to satisfy such conditions. During such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. See Section 4.

     The Merger Agreement provides that the Subsidiary may modify the terms of the Offer except that, without the written approval of the Company, the Subsidiary will not (i) reduce the number of Shares subject to the Offer; (ii) decrease the price per Share paid in the Offer, (iii) modify or add to the conditions set forth in Section 13 herein; (iv) allow the Offer to expire prior to September 19, 1997; (v) extend the Offer beyond October 20, 1997; (vi) change the form of consideration payable in the Offer; or (vii) make any other modifications to the Offer that are otherwise materially adverse to the holders of the Shares.


     Subject to the applicable regulations of the Commission, the Subsidiary also reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approval specified in Section 14 prior to the Expiration Date or in order to comply in whole or in part with any other applicable law prior to the Expiration Date, (ii) to terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 13 has not been satisfied prior to the Expiration Date or upon the occurrence of any of the events specified in Section 13 prior to the Expiration Date and (iii) to waive any condition or otherwise amend the Offer in any respect in any manner that is not prohibited as described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Subsidiary acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Subsidiary to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Subsidiary may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in
Section 13 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Subsidiary may choose to make any public announcement, the Subsidiary shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Subsidiary makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Subsidiary will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided the Subsidiary with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


     SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Subsidiary will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the Expiration Date provided that the conditions of the Offer set forth in Section 13, including, without limitation, the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act, have been satisfied or waived prior to the Expiration Date. In addition, subject to applicable rules of the Commission, the Subsidiary expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any other regulatory approvals specified in Section 14 prior to the Expiration Date.


     On August 15, 1997, MedPartners filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. The waiting period under the HSR Act applicable to the Offer would expire at 11:59 p.m., New York City time, on August 30, 1997, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from MedPartners. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by MedPartners with such request. Thereafter, the waiting period may be extended by court order or with the consent of MedPartners. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 14.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message from a Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (ii) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Subsidiary will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Subsidiary gives oral or written notice to the Depositary of the Subsidiary's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Subsidiary and transmitting those payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Subsidiary is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Subsidiary's rights set forth herein, the Depositary may nevertheless, on behalf of the Subsidiary, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in Section 4, subject, however, to the Subsidiary's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or return those Shares promptly after termination or withdrawal of the Offer.

     If any tendered Shares are not accepted for payment pursuant to the Offer for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Subsidiary increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, regardless of whether those Shares were tendered prior to the increase in consideration.

     The Subsidiary reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of the Subsidiary's affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     SECTION 3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and (ii) either
(a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17A(b)-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or a stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then such stockholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and (ii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at a Book-Entry Transfer Facility.

     The method of delivery of Share Certificates and all other required documents, including through any Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by the Subsidiary, in its sole discretion, which determination shall be final and binding on all parties. The Subsidiary reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Subsidiary also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     None of the Subsidiary, MedPartners, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints the Purchaser, its officers and its designees, and each of them, as the stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares on or after August 14, 1997). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective with respect thereto by the stockholder). The Subsidiary, its officers and its designees will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Subsidiary reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Subsidiary's payment for such Shares, the Subsidiary must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer to the extent not previously provided must provide the payor of such cash with the stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Subsidiary's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Subsidiary upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that such stockholder is the owner of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     SECTION 4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and unless already accepted for payment by the Subsidiary pursuant to the Offer, may also be withdrawn at any time after October 20, 1997. If the Subsidiary is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Subsidiary's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Subsidiary, and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Subsidiary's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Subsidiary, in its sole discretion, whose determination will be final and binding. None of the Subsidiary, MedPartners, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     SECTION 5. CERTAIN U.S. FEDERAL INCOME TAX MATTERS. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect, including modifications made by the Taxpayer Relief Act of 1997. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered and purchased pursuant to the Offer or the Merger. Gain or loss is computed separately for each block of Shares (Shares which were purchased at the same time and price) sold. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder meets one of the holding periods set forth below as of the date the Subsidiary accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are significant limitations on the deductibility of capital losses by individuals or corporations. Capital losses can offset capital gains on a dollar-for-dollar basis and, in the case of an individual stockholder, capital losses in excess of capital gains can be deducted to the extent of $3,000 annually. An individual can carry forward unused capital losses indefinitely. A corporation can utilize capital losses only to offset capital gain income; a corporation's unused capital losses can be carried back three years and forward five years.

     Pursuant to the Tax Relief Act of 1997, long-term capital gains recognized after July 28, 1997, on marketable securities such as the Shares, will be taxable at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months and 28% if the holding period is more than one year but not more than 18 months, and 35% for corporations. Ordinary income is taxable at a maximum rate of 39.6% for individuals and 35% for corporations.

     SECTION 6. PRICE RANGE OF THE COMPANY'S COMMON STOCK; DIVIDENDS. Shares of the Company's common stock are traded in the Nasdaq National Market under the symbol "TMMC." At

August 18, 1997 there were 77 holders of record. The Company went public through an offering of rights to purchase the common stock. Each such right entitled the holder to purchase one share of Common Stock at a price of $21.50. The rights were traded in the Nasdaq National Market from April 21, 1997 to May 20, 1997. The rights closed at $20.50 on the initial day of trading, reached a high closing price of $20.50 and a low closing sale price of $13.63. Shares of common stock began trading in the Nasdaq National Market on May 21, 1997, and closed at a sale price of $40.94 per share. Based on information provided by the Company, the following table sets forth, for the periods indicated, the high and low closing sale price per share of common stock subsequent to the day trading commenced. The sale prices per share of common stock set forth below are as reported in published financial sources and do not include commissions.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year Ending December 31, 1997:
First Quarter(1)............................................      --       --
Second Quarter(1)...........................................  $48.00   $40.94
Third Quarter (through August 19, 1997).....................  $62.38   $45.00

---------------

(1) The Common Stock was not publicly traded prior to May 21, 1997.

     The Company has not paid any cash dividends since its formation.

     On August 13, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share as reported on the Nasdaq National Market was $57.00. On August 18, 1997, two trading days prior to commencement of the Offer, the reported closing sale price per share as reported on the Nasdaq was $62.25. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     SECTION 7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public services. Neither MedPartners nor the Subsidiary assumes any responsibility for the accurateness or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to MedPartners or the Subsidiary.

     General. The Company is a Delaware corporation with its headquarters located at 3540 Howard Way, Costa Mesa, California, 92626. The telephone number of the Company at such offices is (714) 436-4800.

     The Company, through its wholly-owned physician practice management subsidiary, Talbert Medical Management Corporation ("TMMC"), organizes and manages physician and dental practice groups that contract with health maintenance organizations and other payors to provide health care services to their members.

     Financial Information. Set forth below is certain selected financial information with respect to the Company and its subsidiaries, excerpted or derived from the information contained in the audited financial statements for the years ended December 31, 1996, 1995 and 1994 contained in the Company's Prospectus (the "Prospectus") dated April 21, 1997, as filed with the Commission under Rule 424(b) under the Securities Act of 1933, as amended, on April 18, 1997, and the unaudited financial statements for the six months ended June 30, 1997 contained in the Company's Quarterly Report on Form 10-Q filed with the Commission on August 12, 1997.

                TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED DECEMBER 31,        SIX MONTHS
                                                      ------------------------------       ENDED
                                                        1994       1995       1996     JUNE 30, 1997
                                                      --------   --------   --------   -------------
                                                                 (AUDITED)              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue.......................................  $455,787   $495,699   $460,546     $206,624
Loss before income tax benefit......................   (27,681)   (48,362)   (12,066)     (19,370)
Net loss............................................   (16,332)   (28,608)    (7,979)     (17,647)
PER SHARE DATA:
Loss per common and common equivalent share(1)......  $  (5.45)  $  (9.55)  $  (2.66)    $  (5.79)
BALANCE SHEET DATA:
Working capital.....................................  $(18,742)  $(18,638)  $(16,110)    $ 30,295
Total assets........................................    23,087     23,178     86,699      103,370
Long-term obligations...............................        --         --         --           --
Stockholders' equity (deficit)......................   (18,113)   (17,886)    (5,537)      44,433

---------------

(1) Loss per common and common equivalent share is computed based on 2,996,104 common equivalent shares for the years ended December 31, 1994, 1995 and 1996, and 3,044,555 common equivalent shares for the six months ended June 30, 1997.

     Available Information. The Common Stock and associated rights are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, such material should also be available for inspection at Talbert Medical Management Holdings Corporation, 3540 Howard Way, Costa Mesa, California, 92626.

     A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to the Subsidiary's Tender Offer Statement on Schedule 14D-1, dated August 20, 1997 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Subsidiary with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

     SECTION 8. CERTAIN INFORMATION CONCERNING THE SUBSIDIARY AND MEDPARTNERS. General. The Subsidiary, a newly incorporated Delaware corporation and a wholly-owned subsidiary of MedPartners, was organized in connection with the Offer and has not carried on any activities to date other than in connection with the Offer and the Merger Agreement. The principal executive office of the Subsidiary is located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and the telephone number at such office is
(205) 733-8996. The principal executive office of MedPartners is located at

3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and the telephone number at such office is (205) 733-8996.

     MedPartners. MedPartners is the largest physician practice management ("PPM") company in the United States, based on revenues. MedPartners develops, consolidates and manages comprehensive integrated healthcare delivery systems, consisting of primary care and specialty physicians, as well as the nation's largest group of physicians engaged in the delivery of emergency medicine and other hospital-based services. MedPartners provides services to prepaid managed care enrollees and fee-for-service patients in 34 states through its network of over 12,400 affiliated physicians. As an integral part of the PPM business, MedPartners operates one of the nation's largest independent pharmacy benefit management ("PBM") programs and provides disease management services and therapies for patients with certain chronic conditions.

     MedPartners affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. MedPartners enhances clinic operations by centralizing administrative functions and introducing management tolls, such as clinical guidelines, utilization review and outcomes measurement. MedPartners provides affiliated physicians with access to capital and advanced management information systems. In addition, MedPartners contracts with health maintenance organizations and other third-party payors that compensate MedPartners and its affiliated physicians on a prepaid basis (collectively, "HMOs"), as well as hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow. MedPartners also operates the largest hospital-based physician ("HBP") group in the country with over 2,200 physicians providing emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. In addition, MedPartners provides comprehensive medical care for inmates at various correctional institutions and for military personnel and their dependents at facilities owned by the Department of Defense.

     MedPartners manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. MedPartners dispenses over 44,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of retail pharmacies. MedPartners is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. MedPartners' disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. MedPartners currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

     Financial Information. Set forth below is certain selected consolidated financial information relating to MedPartners and its subsidiaries for MedPartners' last five fiscal years. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by MedPartners with the Commission. The following financial information is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein.

                               MEDPARTNERS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                          SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                               JUNE 30,
                                     --------------------------------------------------------------    -----------------------
                                        1992         1993         1994         1995         1996          1996         1997
                                     ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.......................  $1,484,027   $1,980,967   $2,909,024   $3,908,717   $5,222,019    $2,524,407   $3,028,533
Income (loss) from continuing
  operations.......................      25,351       55,017       63,510       32,189      (76,790)       42,393       46,445
Income (loss) from discontinued
  operations.......................       5,858       30,808       25,902     (136,528)     (68,698)      (68,698)     (75,434)
Net income (loss)..................      31,209       85,825       89,412     (104,339)    (145,488)      (26,305)     (28,989)
Income (loss) per share from
  continuing operations(1).........        0.24         0.42         0.43         0.20        (0.44)         0.25         0.25
Income (loss) per share from
  discontinued operations(1).......        0.05         0.24         0.18        (0.86)       (0.39)        (0.40)       (0.40)
Net income (loss) per share(1).....        0.29         0.66         0.61        (0.66)       (0.83)        (0.15)       (0.15)
Number of shares used in net income
  (loss) per share.................     107,460      130,903      146,773      158,109      174,269       171,889      187,192

                                                                           DECEMBER 31,
                                                  ---------------------------------------------------------------    JUNE 30,
                                                     1992         1993         1994         1995          1996         1997
                                                  ----------   ----------   ----------   ----------    ----------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents......................   $   40,249   $   44,852   $  101,101   $   87,581    $  127,397   $  134,162
Working capital................................      158,634      251,736      180,198      286,166       226,409      277,766
Total assets...................................      832,671    1,117,557    1,682,345    1,964,130     2,423,120    2,661,509
Long-term debt, less current portion...........       92,873      177,141      394,811      541,391       715,996      926,524
Total stockholders' equity.....................      395,441      496,455      663,974      674,442       837,408      853,061

---------------

(1) Income (loss) per share amounts are computed by dividing income (loss) by the number of common equivalent shares outstanding during the periods presented in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of Common Stock issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.

     The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Subsidiary and MedPartners are set forth in Schedule I to this Offer to Purchase.

     None of the Subsidiary, MedPartners nor, to the best knowledge of the Subsidiary and MedPartners, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Subsidiary, MedPartners or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares. None of the Subsidiary, MedPartners nor, to the best knowledge of the Subsidiary and MedPartners, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty (60) days.

     Except as described in this Offer to Purchase, none of the Subsidiary, MedPartners or, to the best knowledge of the Subsidiary and MedPartners, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Subsidiary, MedPartners or, to the best knowledge of the Subsidiary and MedPartners, any of the persons listed on
Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of MedPartners, the Subsidiary or, to the best knowledge of the Subsidiary and MedPartners, any of the persons listed on
Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Available Information. MedPartners is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file certain information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning MedPartners' directors and officers, their remuneration, stock options granted to them, the principal holders of MedPartners' securities and any material interests of such persons in transactions with MedPartners is contained in that information. This information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in Section 7. Such information concerning MedPartners can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     SECTION 9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Subsidiary and MedPartners to consummate the Offer and the Merger (including the cash out of stock options as described in Section 11) and to pay related fees and expenses (approximately $2 million) is estimated to be approximately $200 million.

     The Subsidiary will obtain all necessary funds through capital contributions or advances to be made by MedPartners. MedPartners has sufficient funds available to it, from cash on hand and from available credit under its existing $1.0 billion credit facility ("Credit Facility") with NationsBank, National Association, as administrative agent to a group of lenders and other sources, to fund fully all of its requirements and the Subsidiary's requirements in connection with the Offer and the Merger. MedPartners may borrow up to an aggregate amount of $1.0 billion under the Credit Facility for general corporate purposes, including transactions contemplated by the Offer.


     At MedPartners' option, pricing on the Credit Facility is based on either a debt to cash flow test or MedPartners' senior debt ratings. The Credit Facility bears interest at a rate of LIBOR plus 35 basis points. As of June 30, 1997, the interest rate on the Credit Facility was 6.0375%. No principal is due on the facility until its maturity date of September 2001. As of June 30, 1997, there was $383 million outstanding under the facility. The Credit Facility contains affirmative and negative covenants which include requirements that MedPartners maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio and maximum indebtedness to cash flow), and establishes certain restrictions on investments, mergers and sales of assets. Additionally, MedPartners is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and for which more than half of the consideration is to be paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of MedPartners. As of June 30, 1997, MedPartners was in compliance with the covenants in the Credit Facility.


     MedPartners anticipates that any indebtedness incurred through borrowings under the Credit Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by MedPartners and its affiliates (including, following the Merger, funds generated by the Surviving Corporation). No decision has been made concerning the method MedPartners will employ to repay such indebtedness. Such decision will be made based on MedPartners' review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as MedPartners may deem appropriate.

     THE OFFER IS NOT CONDITIONED UPON THE SUBSIDIARY OBTAINING FINANCING.

     SECTION 10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.


     Background. The Company was separated from FHP International Corporation ("FHP") in May 1997 in conjunction with the merger of FHP and PacifiCare Health Services, Inc. (the "FHP Merger"). In connection with MedPartners ongoing expansion of its PPM business, MedPartners management kept informed as to the progress of the FHP Merger and after the Company became a publicly traded company, developed an interest in a possible combination.

     On July 11, 1997, Larry R. House, Chairman of the Board and Chief Executive Officer of MedPartners, met with Jack D. Massimino, the Company's President and Chief Executive Officer. Mr. House and Mr. Massimino discussed generally the operations and business strategy of the two companies and the potential desirability of a combination. The pricing phase of their discussion focused on consideration of an all cash tender offer at a substantial premium to the Company's market price.

     On July 18, 1997 Mark L. Wagar, the President and Chief Operating Officer of MedPartners, and Kent Marquardt, the Chief Operating Officer for West Coast Operations of MedPartners, met with Mr. Massimino and Kenneth S. Ord, the Company's Executive Vice President and Chief Financial Officer. The parties discussed information concerning, among other matters, the Company's medical center locations and certain financial performance information.

     On July 23, 1997, the Company and MedPartners executed the Confidentiality Agreement.

     On July 24, 1997, representatives of MedPartners began due diligence at the offices of the Company's outside counsel. On July 25, 1997, Mr. Ord and Walter
R. Stone, the Company's Vice President of Finance, met with representatives of MedPartners to discuss the Company's financial performance, and on July 26, 1997, a meeting was held in which members of the senior management of the Company answered questions from representatives of MedPartners. Informational discussions and meetings continued during the week of July 28.

     On July 29, 1997, Mr. Massimino and Mr. Ord met with Mr. Wagar in person and Michael S. Faulkner, Vice President of Finance, Mergers and Acquisitions, of MedPartners by telephone and discussed the potential terms of a transaction.

     On August 1, 1997, the Company received a non-binding letter of intent from MedPartners proposing to acquire all outstanding Shares of the Company for $63.00 per share, subject to legal and financial due diligence.

     On August 5, 1997, at a special meeting of the Company's Board of Directors, the directors reviewed the letter from MedPartners and reviewed with Smith Barney, the Company's financial advisor, certain matters relating to the financial aspects of the proposal from MedPartners. The Board authorized the Company's management to pursue a definitive agreement with MedPartners to present to the Board.

     From August 5, 1997 until August 13, 1997, due diligence continued and members of the Company's management met with MedPartners' representatives to answer questions and explain material documents. On August 4, 1997, MedPartners provided the Company and its counsel with a draft form of the Merger Agreement. Between August 8, 1997 and August 13, 1997, the Company's counsel had a series of meetings with J. Brooke Johnston, Jr., Senior Vice President and General Counsel of the Parent, to negotiate the terms of a definitive agreement.

     On August 12, the Company's Board of Directors met to hear reports from the management and outside counsel concerning the status of discussions with MedPartners.

     Counsel for MedPartners and the Company concluded negotiating the definitive agreements on August 13, 1997. That evening at a special meeting of the Board of Directors of the Company, the Board of Directors approved the Offer and the Merger by unanimous vote of the directors present. The parties executed the Merger Agreement and announced such execution prior to the opening of securities market trading on August 14, 1997.

     To the extent any of the foregoing background describes events to which MedPartners was not a party, it is based upon information provided by the Company.

     SECTION 11.  PURPOSE OF THE OFFER; MERGER AGREEMENT; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer, the Merger and the Merger Agreement is to enable MedPartners to acquire control of the entire equity interest of the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of MedPartners. The Offer is being made pursuant to the Merger Agreement.

     Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. In particular, when the term material adverse effect is used herein it has the meaning as defined in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 7 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Subsidiary will commence the Offer not later than the fifth business day from the public announcement of the execution of the Merger Agreement. The obligation of the Subsidiary to commence the Offer and pay for any Shares tendered is subject to certain conditions. See "-- Conditions to the Offer." The Merger Agreement provides that the Subsidiary may in its sole discretion modify the terms and conditions of the Offer, or waive certain conditions to the Offer. However, without the Company's prior written consent, the Subsidiary cannot reduce the per Share amount, change the form of consideration payable in the Offer, reduce the number of Shares subject to the Offer, allow the Offer to expire before September 19, 1997, add to or modify the conditions to the Offer set forth in the Merger Agreement, or make any other modifications that are otherwise materially adverse to the holders of Shares. The Subsidiary may, without the consent of the Company, extend the term of the Offer on one or more occasions beyond the scheduled expiration date if any of the conditions to the Subsidiary's obligation to consummate the Offer have not been satisfied or waived by that date, provided that the Subsidiary may not extend the Offer for a total of more than 60 days from the commencement of the Offer. The Subsidiary may also extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of that date, if the number of Shares tendered at that date equal more than 75% but less than 90% of the outstanding Shares.

     The Minimum Condition. One of the conditions to the Offer is that there must be validly tendered and not withdrawn at least 51% (determined on a fully diluted basis) of the outstanding Shares (the "Minimum Condition"). The Company has informed the Subsidiary that, as of August 14, 1997, there were 3,000,758 Shares issued and outstanding, of which 174,252 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options, and that, except as otherwise disclosed in the Merger Agreement, no other stock of the Company is outstanding or committed to be issued. Based on this information and assuming all outstanding options to purchase shares of Common Stock will have been accelerated so as to be fully exercisable prior to the consummation of the Offer, the Subsidiary believes that the Minimum Condition will be satisfied if the Subsidiary acquires at least 1,619,256 Shares in the Offer. MedPartners does not directly or indirectly hold any Shares.

     Conditions to the Offer. The Subsidiary is not required to accept for payment or (subject to any applicable rules and regulations of the Commission) to pay for Shares tendered pursuant to the Offer unless (i) the Minimum Condition is satisfied, and (ii) any applicable waiting period under the HSR Act has expired or been terminated. In addition, the Subsidiary is not obligated to consummate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of Shares for payment, any of the following events has occurred (other than as a result of the action or inaction of MedPartners or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) any order, injunction, judgment or ruling in any legal proceeding is entered that (i) makes illegal or otherwise restrains or prohibits the acquisition by MedPartners or the Subsidiary of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its obligations under the Merger Agreement or the consummation of any purchase of Shares contemplated thereunder, (ii) prohibits or limits the ownership or operation by the Company, MedPartners or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or MedPartners and its subsidiaries, taken as a whole, or compels the Company or MedPartners to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or MedPartners and its subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) imposes material limitations on the ability of MedPartners or the Subsidiary to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) prohibits MedPartners or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole; or

          (b) any law is enacted, entered, enforced or deemed applicable to the Offer or the Merger, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that results in any of the consequences referred to in paragraph (a) above; or

          (c) any material adverse change to the Company occurs; or

          (d) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to MedPartners or the Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approves or recommends any other acquisition proposal or (ii) the Company enters into any agreement to consummate any acquisition proposal; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality are not true and correct or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably likely to have a material adverse effect, in each case at the date of the Merger Agreement and at the scheduled expiration of the Offer; or

          (f) the Company fails to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (g) there has occurred and continues for three business days (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index),
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) commencement of a war or armed hostilities or other national or international calamity involving the United States which is reasonably expected to have a material adverse effect or to materially adversely affect the Parent's or the Subsidiary's ability to complete the Offer or the Merger or materially delay the consummation of the Offer, the Merger or both or (iv) in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof occurs and continues to exist for at least three business days; or

          (h) the Merger Agreement terminates in accordance with its terms.

For purposes of the Merger Agreement, "material adverse change" or "material adverse effect" means with reference to a party any change, effect, event or occurrence that has or is reasonably likely to have a material adverse impact on the business or financial position of such party and its subsidiaries and other controlled entities, taken as a whole. However, the meaning of "material adverse change" or "material adverse effect" excludes (i) changes in generally accepted accounting principles, (ii) changes in applicable law, (iii) changes or effects of any kind that impact the party's industry generally, or, as to the Company, Southern California, (iv) changes in Medicare reimbursement rates, (v) changes or effects arising from the announcement of the Merger Agreement or from any party's performance under the Merger Agreement, and (vi) any changes resulting from any restructuring or other similar charges or write-offs taken by the Company with the consent of MedPartners.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Subsidiary will be merged with and into the Company not later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). As a result of the Merger, the separate corporate existence of the Subsidiary will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Shares owned directly or indirectly by MedPartners or any of its subsidiaries or by the Company as treasury stock, and other than Shares owned by stockholders who have properly exercised rights of appraisal under the DGCL) will be converted into the right to receive $63.00 per Share, without interest, and each issued and outstanding share of common stock of the Subsidiary will be converted into one fully paid and nonassessable shares of common stock of the Surviving Corporation (which will constitute the only issued and outstanding capital stock of the Surviving Corporation).

     The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Subsidiary at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation until amended in accordance with applicable law. The Merger Agreement also provides that the directors and officers of the Subsidiary at the Effective Time will be the directors and officers of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of Shares by the Subsidiary pursuant to the Offer, seven of the Company's nine directors will resign, and MedPartners will designate three replacements for appointment or election to the Company's Board of Directors. The Company will, upon request of the Subsidiary, use its best efforts promptly to cause MedPartners' designees to be so appointed or elected. The remaining two directors (and any successors appointed or elected before the Effective Time) are referred to as the "Original Directors." Once MedPartners' designees constitute a majority of the Company's Board of Directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of MedPartners or the Subsidiary thereunder, any waiver of any condition or any of the Company's rights thereunder or other action by the Company thereunder may be effected only by the joint action of the Original Directors. In connection with the appointment of MedPartners' designees to the Board of Directors, the Company has agreed to comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Rights Agreement. Pursuant to the Merger Agreement, the Rights Agreement was amended so that the Rights will not be distributed and do not become exercisable as a consequence of the execution, announcement or consummation of the transactions contemplated by the Merger Agreement.

     Recommendation. In the Merger Agreement, the Company states that its Board of Directors has, by unanimous vote of those present, (i) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company.

     Interim Operations. In the Merger Agreement, the Company has agreed to use its commercially reasonable best efforts to preserve the business organization of the Company intact, to keep available the services of the present employees of the Company, and to preserve the goodwill of the suppliers, customers and others having business relations with the Company. In addition, other than as contemplated by the Merger Agreement and the related documents (including the schedules thereto) or without the prior written consent of MedPartners, which consent will not be unreasonably withheld, each of the Company and its subsidiaries will not (other than in the ordinary course of business and consistent with past practice or with respect to binding commitments entered into before the date of the Merger Agreement):

          (a) Encumber any material asset or enter into any material transactions or make any material contract or commitment relating to the properties, assets and business of the Company.

          (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to the Company.

          (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $100,000.

          (d) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with the Company's usual past practice, or, except as required pursuant to the Employee Benefits and Compensation Allocation Agreement dated as of February 14, 1997 between the Company and FHP, make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan.

          (e) Extend credit to anyone.

          (f) Guarantee the obligation of any person, firm or corporation.

          (g) Amend its Certificate of Incorporation or By-laws.

          (h) Discharge or satisfy any material lien or encumbrance, or pay or satisfy any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the unaudited balance sheet dated June 30, 1997 included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "Company Balance Sheet") or (ii) liabilities incurred or due since the date of the Company Balance Sheet in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on the Company.

          (i) Increase or establish any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on the Company, except as may have been required due to income or operations of the Company since the date of the Company Balance Sheet.

          (j) Mortgage, pledge or subject to any material lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the business or financial condition of the Company.

          (k) Sell or transfer any of the assets material to the consolidated business of the Company, cancel any material debts owed to the Company or claims reflected as assets on the Company Balance Sheet, or waive any material rights, except in the ordinary course of business.

          (l) Grant any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by the Company to any officer or employee, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (m) Except for the Merger Agreement and any other agreement executed and delivered pursuant to the Merger Agreement, enter into any material transaction other than in the ordinary course of business or permitted under other sections of the Merger Agreement.

          (n) Issue any stock (other than pursuant to the Stock Incentive Plans, as defined in the Merger Agreement), bonds or other securities or any options or rights to purchase any of its securities.

     No Solicitation. In the Merger Agreement, the Company has agreed not to directly or indirectly furnish information and access, in response to unsolicited requests, to any third party, participate in discussions and negotiate with such third party concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of its Common Stock or similar transaction (an "Acquisition Transaction"). However, if prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors, after receiving advice from outside legal counsel to the Company, determines that a failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may (i) furnish information about and access to the Company to any third party in response to an unsolicited request pursuant to a confidentiality agreement with terms and conditions similar to the Confidentiality Agreement (as defined below), (ii) participate in discussions and negotiations regarding any potential Acquisition Transaction, and/or (iii) terminate the Merger Agreement. The Company will notify the Parent of any unsolicited request for information and access in connection with a possible Acquisition Transaction involving a third party, which notification will include the identity of the third party and the proposed material terms of the possible Acquisition Transaction.

     Directors' and Officers' Insurance; Indemnification. For a period of four years after the Effective Time, MedPartners has agreed to cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including coverage amounts) comparable to those now applicable under the current Company policy, subject to certain prescribed limits on premiums.

     The Merger Agreement provides that all rights to indemnification for acts and omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates of incorporation and bylaws (or similar organizational documents) will survive the Merger and continue for at least six years after the Effective Time. Additionally, for not less than six years after the Effective Time, MedPartners will, and will cause the Subsidiary to, (i) indemnify and hold harmless the Indemnified Parties to the full extent they may be indemnified by applicable law, their respective certificates of incorporation or by-laws (or similar organizational documents) or pursuant to indemnification agreements in effect as of the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time, and (ii) advance litigation expenses incurred by the Indemnified Parties in connection with defending any action arising out of such acts or omissions to the extent permitted by law or as otherwise provided by such certificates of incorporation, by-laws, similar organizational documents or indemnification agreements.

     Share Repurchase. The Merger Agreement provides that, after the consummation of the Offer but before the consummation of the Merger, the Company will repurchase, from any current or former director or officer of the Company who is terminated during such period, all Shares held by any such individual who desires to sell such Shares.

     Stock Incentive Plan. The Merger Agreement provides that the Company will take all actions to provide that each outstanding stock option to purchase shares of Common Stock (an "Option") under the Talbert Medical Management Holdings Corporation 1996 Stock Incentive Plan (the "Stock Incentive Plan") will be accelerated so as to be fully exercisable on or prior to the consummation of the Offer. Options (other than Options granted under Article 7 of the Stock Incentive Plan) therefore may be exercised, and the corresponding Common Stock tendered pursuant to this Offer, except to the extent that such tender could result in short-swing profit liability under Section 16(b) of the Exchange Act. Options granted under Article 7 of the Stock Incentive Plan (other than Options granted within six months of the termination of such Option) will be fully exercisable upon consummation of the Offer and prior to any of the resignations of the current directors of the Company pursuant to the Merger Agreement. With respect to each Option that remains outstanding immediately after the consummation of the Offer, the Company, immediately after the consummation of the Offer, but prior to any termination or resignation of the holder of such Option pursuant to the Merger Agreement will pay to each such holder in connection with the surrender and termination or settlement of such Options an amount in cash equal to the product of (x) the number of shares of Common Stock then subject to the Option multiplied by (y) the excess of the per Share amount over the per share exercise price of the Option, less all applicable tax withholding. The Stock Incentive Plan will terminate as of the Effective Time.

     Management Incentive Program. In March 1997, the Company implemented an executive bonus program (the "Management Incentive Program") for the year ending December 31, 1997. Bonuses to participants are based on the achievement of budgeted objectives and improvements to the quality of services provided to members. Pursuant to the Merger Agreement and a letter agreement dated August 14, 1997 among MedPartners, the Subsidiary and the Company, MedPartners will cause the Company and the Surviving Corporation to pay at the time of the consummation of the Offer to each corporate-level employee currently participating in the Company's Management Incentive Program cash awards equivalent to the award that would have been received by the participants in such program if calculated as of June 30, 1997. A copy of such letter agreement is filed as Exhibit 6 to the Company's Schedule 14D-9 and incorporated herein by reference.

     Transition Bonus. Certain employees of the Company who do not participate in the Company's Management Incentive Program will receive cash bonuses in the amounts agreed to between the Company and MedPartners in another letter agreement dated August 14, 1997. A copy of such letter agreement is filed as
Exhibit 7 to the Company's Schedule 14D-9 and incorporated herein by reference. The bonuses will be paid from a $923,000 contribution from MedPartners. The purpose of these cash bonuses is to reward such employees for remaining with the Company in order to facilitate the transactions contemplated by the Merger Agreement. The bonuses will be paid on January 1, 1998 to the listed employees who are then employed by the Surviving Corporation or any of its affiliates. If any listed employee is terminated before January 1, 1998 other than for cause, the employee will be paid the designated amount on the effective date of termination.

     Other Provisions Relating to Employee Benefits. The Merger Agreement provides that all service credited to each employee by the Company through the Effective Time will be recognized by MedPartners for all purposes, including eligibility, vesting and benefit accruals, under any employee benefit plan provided by MedPartners or the Surviving Corporation for the benefit of the employees. MedPartners further agrees not to take any action, or fail to take any action, that would cause the Surviving Corporation not to honor (without modification) and assume the employment agreements, executive termination agreements and individual benefit arrangements of the Company.

     Physician Warrant Agreements. In connection with the Merger, MedPartners has agreed to enter into nontransferable warrant agreements (the "Physician Warrant Agreements") with certain physicians (the "Physicians") who are employed by the medical groups managed by Talbert Medical Management Corporation ("TMMC"), a wholly-owned subsidiary of the Company. Each Physician Warrant Agreement provides that MedPartners will grant to the Physician party to such agreement warrants with respect to an aggregate of 2,000 shares of the common stock, par value $.001 per share, of MedPartners (the "Warrants"). Each Warrant entitles the Physician to purchase one share of MedPartners' common stock. The exercise price of the Warrants will be the average closing price of MedPartners' common stock for the ten trading days preceding the date which is two days before the Effective Time. A copy of the form of the Physician Warrant Agreement is filed as Exhibit 8 to the Company's Schedule 14D-9 and incorporated herein by reference.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of the Company, MedPartners and the Subsidiary to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions (any of which may be waived in writing by MedPartners, the Purchaser and the Company, to the extent permitted by applicable law):

          (i) None of MedPartners, the Subsidiary or the Company nor any of their respective subsidiaries will be subject to any order, decree or injunction by a United States federal or state court of competent jurisdiction which prevents the consummation of the Merger.

          (ii) No statute, rule or regulation will have been enacted or promulgated by the government or any governmental agency of the United States or any state that prohibits the consummation of the Merger.

          (iii) The Subsidiary will have purchased and paid for the Shares pursuant to the Offer.

          (iv) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

          (v) If required by law, the holders of shares of the Company's Common Stock will have approved the adoption of the Merger Agreement.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Subsidiary with respect to, among other things, its organization, good standing, capitalization, ownership of subsidiaries, foreign qualification, corporate power, Commission reports and financial information, contracts, properties, legal proceedings, events since June 30, 1997, accounts receivable, tax matters, employee benefit plans, compliance with laws, regulatory approvals, and commissions and fees. MedPartners and the Subsidiary have made customary representations and warranties to the Company with respect to, among other things, organization, good standing, corporate power, brokers, legal proceedings, available funds, other transactions, and ownership of Shares.

     Employment Agreements. The Company has entered into Change in Control Employment Agreements with Jack D. Massimino, Kenneth S. Ord, Gloria L. Austin, Becky J. Behlendorf, Jennifer M. Gutzmore, Regina B. Lightner, Peter W. McKinley, Russell D. Phillips, Jr. and Walter R. Stone (the "Employment Agreements"). In connection with the Merger, MedPartners has agreed to amend the Employment Agreements (i) to remove certain contingent provisions relating to the vesting of stock options which could have caused the vesting of a portion of the executive's outstanding stock options to be deferred under certain conditions and (ii) to revise the consideration that would be forfeited in the event the executive does not enter into an agreed form of non-compete covenant and settlement agreement. In addition, the Employment Agreements with Mr. Massimino and Ms. Austin will be further amended by adding certain contingent provisions relating to taxes, which provisions could result in certain payments by MedPartners of certain additional amounts to Mr. Massimino and Ms. Austin not to exceed $4,000,000.

     Termination; Fees. The Merger Agreement may be terminated at any time prior to the purchase of Shares pursuant to the Offer (i) by mutual written consent of the Company, the Subsidiary and MedPartners; (ii) by either MedPartners or the Company if a court of competent jurisdiction or governmental entity issues a nonappealable final order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer (or acceptance of or payment for Shares) or the Merger (provided that the party seeking to terminate the Merger Agreement has used all reasonable efforts to remove the order, decree or ruling or the taking of such action); (iii) by either MedPartners or the Company if, before the purchase of Company Shares in the Offer, there is, or is discovered, a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement that cannot be or has not been cured within 10 days after the occurrence or discovery of such breach by the breaching party, whichever is later (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (iv) by the Company if MedPartners and the Subsidiary fail to commence the Offer in accordance with the Merger Agreement, or if the Offer expires without the purchase of Shares pursuant to the Offer; or (v) by the Company in response to a proposal from a third party for an Acquisition Transaction.

     If the Company terminates the Merger Agreement in response to a proposal from a third party for an Acquisition Transaction, the Company will pay to MedPartners, in immediately available funds, the sum of $8 million and will promptly reimburse upon demand (up to a maximum amount of $2 million) all documented out-of-pocket expenses incurred by MedPartners and the Subsidiary in connection with the transactions contemplated by the Merger Agreement. In the event Shares are not purchased pursuant to the Offer, MedPartners will pay to the Company, in immediately available funds, the sum of $8 million and will promptly reimburse upon demand therefore (up to a maximum amount of $2 million) all documented out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by the Merger Agreement, unless such failure to purchase Shares is attributable solely to (i) a court or other governmental entity issuing an order or taking any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger, which order has become final and nonappealable (provided that the order or action is not the result of any action or inaction by MedPartners or the Subsidiary that constitutes a breach of the Merger Agreement and the party seeking to terminate the Merger Agreement has used all reasonable efforts to remove the order or other action), (ii) MedPartners' valid termination of the Merger Agreement by reason of the Company's breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement, or (iii) a failure of a condition set forth in the Merger Agreement by reason of any act, event or circumstance that is beyond the control of MedPartners and the Subsidiary. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense.

     Plans for the Company. MedPartners intends, upon acquiring control of the Company, to continue to focus on the development of a national integrated health care delivery system and continue to grow the markets in which the Company already operates.

     SECTION 12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, following the Offer the common stock may no longer meet the standards for continued listing on the Nasdaq National Market, which requires an issuer to have at least 100,000 publicly held shares with an aggregate market value of at least $5,000,000. common stock held by directors and officers (or their immediate families) of the Company and other concentrated holdings of 10% or more of the common stock outstanding generally will not be considered to be publicly held for the purpose of the foregoing standards. In the event that the common stock were no longer quoted on the Nasdaq National Market, it is possible that the common stock could continue to trade in the over-the-counter market and that quotations would continue to be reported through other sources. The extent of the public market for the common stock and the availability of such quotations would, however, depend upon the number of stockholders remaining at such time, the interest in maintaining a market in the common stock on the part of securities firms, the possible termination of registration of the common stock under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on Nasdaq National Market and there are fewer than 300 holders of record of the Shares. Deregistration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to holders of Shares and to the Commission and would render inapplicable certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of Section 14(a) that the Company furnish stockholders with proxy materials in connection with stockholders' meetings and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company might be deprived of the ability to dispose of Shares pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." It is the current intention of MedPartners to cause the Company to deregister the Shares after the consummation of the Offer if the requirements for termination of registration are met.

     The Shares currently are "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer, the Shares would cease to constitute "margin securities" for the purpose of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for margin loans made by brokers.


     SECTION 13. CERTAIN CONDITIONS TO THE OFFER. The Subsidiary is not required to accept for payment or (subject to any applicable rules and regulations of the Commission) to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition has been satisfied at or prior to the Expiration Date, and (ii) any applicable waiting period under the HSR Act at any time prior to the Expiration Date, has not expired or been terminated. In addition, the Subsidiary is not obligated to consummate the Offer if, at any time on or after August 14, 1997 and prior to the Expiration Date, any of the following events has occurred (other than as a result of any action or inaction of MedPartners or any of its subsidiaries which constitutes a breach of the Merger Agreement):


          (a) any order, injunction, judgment or ruling in any legal proceeding that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acquisition by MedPartners or the Subsidiary of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its obligations under the Merger Agreement or the consummation of any purchase of Shares contemplated thereunder, (ii) prohibits or limits the ownership or operation by the Company, MedPartners or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or MedPartners and its subsidiaries, taken as a whole, or compels the Company or MedPartners to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or MedPartners and its subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) imposes material limitations on the ability of MedPartners or the Subsidiary to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) prohibits MedPartners or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole; or

          (b) any law is enacted, entered, enforced or deemed applicable to the Offer or the Merger, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that results, in any of the consequences referred to in paragraph (a) above; or

          (c) any material adverse change to the Company occurs; or

          (d) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to MedPartners or the Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approves or recommends any other acquisition proposal or (ii) the Company enters into any agreement to consummate any acquisition proposal; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality are not true and correct or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably likely to have a material adverse effect, in each case at the date of the Agreement and at the scheduled expiration of the Offer; or

          (f) the Company fails to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (g) there has occurred and continues to exist for at least three business days (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect or to materially adversely affect MedPartners' or the Subsidiary's ability to complete the Offer or the Merger or materially delay the consummation of the Offer, the Merger or both or (iv) in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof; or

          (h) the Merger Agreement terminates in accordance with its terms.

     For purposes of the Offer and the Merger Agreement, "material adverse change" or "material adverse effect" means with reference to a party any change, effect, event or occurrence that has or is reasonably likely to have a material adverse impact on the business or financial position of such party and its subsidiaries and other controlled entities, taken as a whole. However, the meaning of "material adverse change" or "material adverse effect" excludes changes in generally accepted accounting principles, (ii) changes in applicable law, (iii) changes in effects of any kind that impact the party's industry generally, or, as to the Company, Southern California, (iv) changes in Medicare reimbursement rates, (v) changes or effects arising from the announcement of the Merger Agreement or from any party's performance under the Merger Agreement, and
(iv) any charges resulting from any restructuring or other similar charges or write-offs taken by the Company with the consent of MedPartners.

     The foregoing conditions are for the sole benefit of MedPartners or may, subject to the terms of the Merger Agreement, be waived by the Subsidiary and MedPartners in whole or in part at any time and from time to time in their sole discretion. The failure by MedPartners at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The Offer is not subject to obtaining any consents from third parties.

     A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

     SECTION 14.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available information filed by the Company with the Commission, neither the Subsidiary nor MedPartners is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Subsidiary's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) pursuant to the Offer or the Merger, or (ii) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Subsidiary as contemplated herein. Should any such approval or other action be required, it is the Subsidiary's present intention to seek such approval or action. However, the Subsidiary does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Subsidiary's right to delay or decline to purchase Shares if any of the conditions in Section 13 has occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, MedPartners or the Subsidiary or that certain parts of the businesses of the Company, MedPartners or the Subsidiary might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or, in the event that such approval was not obtained or such other action was not taken, any of which could cause the Subsidiary to elect to terminate the Offer without the purchase of the Shares thereunder. The Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 14. See Section 13.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. In connection with the review of the proposed transaction, the Company's Board of Directors prior to the execution of the Merger Agreement (i) by unanimous vote of those present approved the Offer and the Merger and (ii) determined that the terms of the Offer and the Merger including the Offer price of $63.00 per Share in cash, are in the best interest of, the stockholders of the Company, and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. Accordingly, the Subsidiary and MedPartners believe that
Section 203 of the DGCL is inapplicable to the Merger Agreement, the Offer and the Merger because its provisions have been satisfied.

     A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Subsidiary believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Subsidiary does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not taken any action to comply with any such laws. Should any person seek to apply any state takeover law, the Subsidiary will take reasonable efforts to resist such application, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Subsidiary might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Subsidiary might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Subsidiary may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13.

     Short-Form Merger. The DGCL would permit the Merger to occur without a vote of the Company's stockholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares. If, however, the purchase does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under the DGCL, a longer period of time will be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights to dissent and demand appraisal of their Shares under
Section 262 of the DGCL. Dissenting stockholders who comply with the requisite statutory procedures under the DGCL would be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of stockholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the date of payment. Under the DGCL, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the stockholders' right to receive payment for Shares and its effects on the Company and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors.

     The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentation has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Subsidiary pursuant to the Offer is subject to the HSR Act requirements. See Section 2.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Pre-merger Notification and Report Form under the HSR Act by MedPartners, which MedPartners filed on August 15, 1997. The waiting period under the HSR Act will expire at 11:59 p.m., New York City time, August 30, 1997, unless early termination of the waiting period is granted or MedPartners receives a request from the Antitrust Division or the FTC for additional information or documentary material prior thereto. If such a request were made, the waiting period applicable to the Offer would expire on the tenth calendar day after the date of substantial compliance by MedPartners with such request.

     The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. Accordingly, pursuant to the HSR Act each of MedPartners and the Company have requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See
Section 2. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act and all other conditions to the Offer have been satisfied, the Offer may be extended (and re-extended) until at least October 20, 1997, and may, with the consent of MedPartners, the Subsidiary and the Company, be extended beyond that date.

     No separate HSR Act requirements with respect to the Merger or the Merger Agreement will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Pre-merger Notification and Report Forms of both MedPartners and the Company, unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from MedPartners and/or the Company, in which event, the acquisition of Shares pursuant to the Merger may not be consummated until 20 days after both MedPartners and the Company substantially comply with such requests.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Subsidiary pursuant to the Offer. At any time before or after the purchase by the Subsidiary of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Subsidiary or the divestiture of substantial assets of MedPartners, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Although the Subsidiary believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

     SECTION 15. FEES AND EXPENSES. Except as set forth below, neither MedPartners nor the Subsidiary will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

     The Subsidiary has also retained Georgeson & Company, Inc. to act as the Information Agent and Chase Mellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Subsidiary and MedPartners have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Subsidiary for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

     SECTION 16. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Subsidiary is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Subsidiary will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Subsidiary cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Subsidiary by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to the Schedule 14D-1, which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Subsidiary and MedPartners with the Commission, may be examined and copied from the offices of the Commission in the manner set forth in Section 7.

     No person has been authorized to give any information or to make any representation on behalf of the Subsidiary or MedPartners not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                           TALMED MERGER CORPORATION


September 17, 1997

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                     By Overnight Courier:                    By Hand:
     Post Office Box 3305        85 Challenger Road-Mail Drop Reorg     120 Broadway - 13(th) Floor
  South Hackensack, NJ 07606          Ridgefield Park, NJ 07660             New York, NY 10271
  Attn: Reorganization Dept.       Attention: Reorganization Dept.    Attention: Reorganization Dept.

                           By Facsimile Transmission:
                                  201-329-8936

                              Confirmation of Fax:
                                  201-296-4860

                                   SCHEDULE I

         INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                         MEDPARTNERS AND THE SUBSIDIARY

     1. DIRECTORS AND EXECUTIVE OFFICERS OF MEDPARTNERS. Set forth in the table and paragraphs below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of MedPartners. MedPartners owns 100% of the equity interest in the Subsidiary. Unless otherwise indicated, each person identified below is employed by MedPartners. The principal business address of MedPartners and, unless otherwise indicated, the business address of each person identified below is 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244.

NAME                                 AGE                  POSITIONS WITH MEDPARTNERS
----                                 ---                  --------------------------
Larry R. House.....................  53    Chairman of the Board and Chief Executive Officer and
                                             Director
Mark L. Wagar......................  45    President and Chief Operating Officer
John J. Gannon.....................  58    President -- Physician Practice Management
H. Lynn Massingale, M.D............  44    President -- Team Health
Harold O. Knight, Jr...............  39    Executive Vice President and Chief Financial Officer
Tracy P. Thrasher..................  34    Executive Vice President and Chief Administrative Officer
                                             and Corporate Secretary
Edward J. Novinski.................  38    Executive Vice President -- Managed Care
John M. Deane......................  42    Executive Vice President -- Information Services
J. Brooke Johnston, Jr.............  57    Senior Vice President and General Counsel
Charles C. Clark...................  47    Senior Vice President and Chief Tax Officer
Peter J. Clemens, IV...............  32    Vice President of Finance and Treasurer
Mark S. Weeks......................  34    Vice President of Finance and Controller
Richard M. Scrushy.................  44    Director
Larry D. Striplin, Jr.(1)..........  67    Director
Charles W. Newhall III(1)..........  52    Director
Ted H. McCourtney(2)...............  58    Director
Walter T. Mullikin, M.D............  79    Director
John S. McDonald, J.D.(1)..........  64    Director
Rosalio J. Lopez, M.D..............  44    Chief Medical Officer and Director
C.A. Lance Piccolo (2).............  56    Director
Roger L. Headrick (1)..............  60    Director
Harry M. Jansen Kraemer, Jr........  42    Director

---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Larry R. House has been Chief Executive Officer of MedPartners since August 1993, and has been Chairman of the Board since January 1993. Mr. House also served as President from August 1993 until June 1997. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH Rehabilitation Corporation, now HEALTHSOUTH Corporation ("HEALTHSOUTH"). From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. Mr. House is a member of the Board of Directors of each of HEALTHSOUTH, Capstone Capital Corporation, a publicly traded real estate investment trust ("Capstone"), the American Sports Medicine Institute, UAB Research Foundation and Monitor MedX.

     Mark L. Wagar has been President and Chief Operating Officer of MedPartners since June 1997. Form January 1996 until June 1997, Mr. Wagar was
President -- Western Operations of MedPartners. From January 1995 through December 1995, Mr. Wagar was Chief Operating Officer of MME, from March 1994 to December 1994, he was the President of CIGNA HealthCare of California, a healthcare plan serving enrollees in California, Oregon and Washington, from January 1993 through February 1994, was a Vice President of CIGNA HealthCare of California, an HMO. From November 19898 to December 1992, he was the President of Managed Care Partners, Inc., a private consulting management company specializing in managed care services. He has been involved in healthcare management for over 20 years, including 10 years in managed care companies.

     John J. Gannon has been President -- Physician Practice Management of MedPartners since June 1997. From July 1996 to June 1997, Mr. Gannon was President -- Eastern Operations. For 23 years, Mr. Gannon was a Partner with KPMG Peat Marwick. His most recent position with KPMG was that of National Partner-in-Charge of Strategy and Marketing, Healthcare and Life Sciences. He served as one of the firm's designated industry review specialists for healthcare financial feasibility studies.

     H. Lynn Massingale, M.D. has been President of Team Health since its formation in March 1994. Dr. Massingale has served as President of Southeastern Emergency Physicians, Inc., a subsidiary of Team Health, since 1981. A graduate of the University of Tennessee Center for Health Sciences in Memphis, Dr. Massingale is certified by the National Board of Medical Examiners, Tennessee Board of Medical Examiners and American Board of Emergency Medicine. Dr. Massingale's professional memberships include the Knoxville Academy of Medicine, Tennessee Medical Association, American Medical Association and American College of Emergency Physicians.

     Harold O. Knight, Jr. has been Executive Vice President and Chief Financial Officer of MedPartners since November 1994. Mr. Knight was Senior Vice President of Finance and Treasurer of MedPartners from August 1993 to November 1994, and from March 1993 to August 1993, Mr. Knight served as Vice President of Finance of MedPartners. From 1980 to 1993, Mr. Knight was with Ernst & Young LLP, most recently as Senior Manager. Mr. Knight is a member of the Alabama Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Tracy P. Thrasher was named Chief Administrative Officer of MedPartners in June 1997 and has been Executive Vice President of MedPartners since November 1994 and Corporate Secretary since March 1994. Ms. Thrasher was Senior Vice President of Administration from March 1994 to November 1994, and from January 1993 to March 1994, she served as Corporate Comptroller and Vice President of Development. From 1990 to 1993, Ms. Thrasher was the Audit and Health Care Management Advisory Service Manager with Burton, Canady, Moore & Carr, P.C. independent public accountants. Ms. Thrasher began her career with Ernst & Young LLP in 1985, and became a certified public accountant in 1986.

     Edward J. Novinski has been Executive Vice President of Managed Care for MedPartners since September 1996. Prior to joining MedPartners, Mr. Novinski was most recently Vice President of Network Management for United HealthCare Corporation in their corporate office and held various positions from August 1986 to August 1996. Mr. Novinski was responsible for United HealthCare's network strategies for physician and hospital relationships with supported United HealthCare's diverse managed care product line. From 1977 to 1986, Mr. Novinski was with Lutheran General Health System in managerial and administrative positions including Director of Physician Practice Management for a large multi-specialty group.

     John M. Deane has been Executive Vice President, Information Services of MedPartners since January 1997. From January 1995 through December 1996, Mr. Deane was Vice President Information Services and CIO of Caremark Pharmaceutical Services Group, based in Northbrook, Illinois. Prior to 1985, Mr. Deane was Director, Information Services -- Planning and Consulting for the Whirlpool Corporation and a Senior Manager on large IS projects for Price Waterhouse's Management Consulting Services practice in the Midwest, where he led large IS engagements for various Fortune 100 companies.

     J. Brooke Johnston, Jr. has been Senior Vice President and General Counsel of MedPartners since April 1996. Prior to that, Mr. Johnston was a senior principal of the law firm of Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama, where he practiced corporate and securities law for over seventeen years. Prior to that Mr. Johnston was engaged in the practice of law in New York, New York and at another firm in Birmingham. Mr. Johnston is a member of the Alabama State Bar and the New

York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure Corporation, a publicly traded leisure time services company.

     Charles C. Clark has been Senior Vice President and Chief Tax Officer of MedPartners since January 1997. Prior to that, Mr. Clark was a Partner with KPMG Peat Marwick, having served as Tax Partner in Charge of the Birmingham, Alabama office and leader of tax services for the Health Care & Life Sciences practice in the Southeast. Mr. Clark was with KPMG Peat Marwick for 21 years. Mr. Clark is a Certified Public Accountant holding memberships in the American Institute of Certified Public Accountants and the Alabama and Mississippi Societies of Certified Public Accountants.

     Peter J. Clemens, IV has been Vice President of Finance and Treasurer of MedPartners since April 1995. From 1991 to 1995, Mr. Clemens worked in Corporate Banking with Wachovia Bank of Georgia, N.A. Mr. Clemens began his career with AmSouth Bank, N.A. in 1987, and received a Masters Degree in Business Administration from Vanderbilt University in 1991.

     Mark S. Weeks has been Vice President of Finance and Controller of MedPartners since June 1994. From 1985 to 1994, Mr. Weeks was with Ernst & Young LLP, most recently as Senior Manager. Mr. Weeks is a certified public accountant and a member of the American Institute of Certified Public Accountants.

     Richard M. Scrushy has been a member of MedPartners' Board of Directors since January 1993. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy is also a member of the Board of Directors of Capstone.

     Larry D. Striplin, Jr. has been a member of MedPartners' Board of Directors since January 1993. Since December 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of Kulicke & Suffa, Inc., a publicly traded manufacturer of electronic equipment, and of Capstone.

     Charles W. Newhall III has been a member of MedPartners' Board of Directors since September 1993. He has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. Mr. Newhall is a member of the Board of Directors of HEALTHSOUTH, Integrated Health Services, Inc. and OPTA Food Ingredients, Inc., all publicly traded companies. He is a founder and Chairman of the Mid-Atlantic Venture Association, which was organized in 1988.

     Ted H. McCourtney has been a member of MedPartners' Board of Directors since August 1993. He has been a general partner of Venrock Associates, a venture capital firm, since 1970. Mr. McCourtney is a member of the Board of Directors of Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., Cellular Communications International, Inc., International CabelTel Incorporated, SBSF, Inc. and Structural Dynamics Research Corporation, each of which is publicly traded.

     Walter T. Mullikin, M.D., a surgeon, has been a member of MedPartners' Board of Directors since November 1995. Dr. Mullikin was a Chairman of the Board of the general partner of MME from 1989 to 1995. He founded Pioneer Hospital and the predecessors to MME's principal professional corporation in 1957. He was also the Chairman of the Board, President and a stockholder of Mullikin Independent Practice Association ("MIPA"), until November 1995. Dr. Mullikin is a member of the Board of Directors of HealthNet, a publicly traded HMO, and was one of the founders and a past chairman of the United Medical Group Association.

     John S. McDonald, J.D. has been a member of MedPartners Board of Directors since November 1995. Mr. McDonald was the Chief Executive Officer of the general partner of MME from March 1994 to 1995, and he was an executive of Pioneer Hospital and their related entities since 1967. Mr. McDonald was also a director, the Secretary and a stockholder of MME's general partner. Mr. McDonald is on the Board of Directors of the Truck Insurance Exchange and is a past president of the United Medical Group Association.

     Rosalio J. Lopez, M.D. has been a member of MedPartners' Board of Directors since November 1995 and became Chief Medical Officer of MedPartners in June 1997. Dr. Lopez has been a director of the general partner of MME since 1989. Dr. Lopez joined MME's principal professional corporation in 1984 and serves as the Chairman of its Medical Council and Family Practice and Managed Care committees. He also acted as a director and a Vice President of MME's principal professional corporation. He is also a director and stockholder of MIPA.

     C.A. Lance Piccolo has been a member of MedPartners' Board of Directors since September 1997. From August 1992 to September 1996, he was Chairman of the Board of Directors and Chief Executive Officer of Caremark. From 1987 until November 1992, Mr. Piccolo was an Executive Vice President of Baxter and from 1988 until November 1992, he served as a director of Baxter. Mr. Piccolo also serves as a director of Crompton & Knowles Corporation ("CKC"), which is publicly traded.

     Roger L. Headrick has been a member of MedPartners' Board of Directors since September 1996 and has been President and Chief Executive Officer of the Minnesota Vikings Football Club since 1991. Additionally, since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a bio-process and biotechnology company that develops and manufactures animal vaccines. Prior to 1989, he was Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food manufacturing and processing company. Mr. Headrick also serves as a director of CKC.

     Harry M. Jansen Kraemer, Jr. has been a member of MedPartners' Board of Directors since September 1996, and is President of Baxter, having served in that capacity since April 1997. Mr. Kraemer served as Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997. He was promoted to Baxter's three-member Office of the Chief Executive in June 1995, and appointed to Baxter's Board of Directors in November 1995. Mr. Kraemer has been an employee of Baxter since 1982, serving in a variety of positions, including Vice President, Group Contoller for Baxter's hospital and alternate-site businesses, president of Baxter's Hospitex Division and Vice President Finance and Operations for Baxter's global-business group.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE SUBSIDIARY. Set forth in the table and paragraphs below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Subsidiary. Each person identified below is employed by MedPartners and is a director of the Subsidiary. The principal business address of the Subsidiary and of each person identified below is 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244.

                NAME                   AGE   OFFICES WITH THE SUBSIDIARY
                ----                   ---   ---------------------------
Larry R. House.......................  53    President
Harold O. Knight, Jr.................  39    Vice President and Treasurer
Tracy P. Thrasher....................  34    Vice President and Secretary

     Larry R. House has been Chief Executive Officer of MedPartners since August 1993, and has been Chairman of the Board since January 1993. Mr. House also served as President from August 1993 until June 1997. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH. From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. Mr. House is a member of the Board of Directors of each of HEALTHSOUTH, Capstone, the American Sports Medicine Institute, UAB Research Foundation and Monitor MedX.

     Harold O. Knight, Jr. has been Executive Vice President and Chief Financial Officer of MedPartners since November 1994. Mr. Knight was Senior Vice President of Finance and Treasurer of MedPartners from August 1993 to November 1994, and from March 1993 to August 1993, Mr. Knight served as Vice President of Finance of MedPartners. From 1980 to 1993, Mr. Knight was with Ernst & Young LLP, most recently as Senior Manager. Mr. Knight is a member of the Alabama Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Tracy P. Thrasher was named Chief Administrative Officer of MedPartners in June 1997 and has been Executive Vice President of MedPartners since November 1994 and Corporate Secretary since March 1994. Ms. Thrasher was Senior Vice President of Administration from March 1994 to November 1994, and from January 1993 to March 1994, she served as Corporate Comptroller and Vice President of Development. From 1990 to 1993, Ms. Thrasher was the Audit and Health Care Management Advisory Service Manager with Burton, Canady, Moore & Carr, P.C. independent public accountants. Ms. Thrasher began her career with Ernst & Young LLP in 1985, and became a certified public accountant in 1986.

     Any questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [GEORGESON & COMPANY INC LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                  Banks and Brokers Call Collect: 212-440-9800
                   All Others Call Toll Free: 1-800-223-2064